Submission of Matters to a Vote of Shareholder

The Joint Meeting of Shareholders of First Trust Value Line(r) Dividend Fund, First Trust/Four Corners Senior Floating Rate Income Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust/Value Line(r) & Ibbotson Equity Allocation Fund, and First Trust/Four Corners Senior Floating Rate Income Fund II was held on September 12, 2005. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel
B. Nielson, Thomas R. Kadlec, Richard E. Erickson and David M. Oster, was elected to serve an additional one-year term. The number of votes cast for James A. Bowen was 5,272,299 the number of votes withheld was 238,961 and the number of abstentions was 993,976. The number of votes cast for Niel B. Nielson was 5,265,724, the number of votes withheld was 245,536 and the number of abstentions was 993,976. The number of votes cast for Richard E. Erickson was 5,272,389, the number of votes withheld was 238,871 and the number of abstentions was 993,976. The number of votes cast for Thomas
R. Kadlec was 5,272,389, the number of votes withheld was 238,871 and the number of abstentions was 993,976. The number of votes cast for David M. Oster was 5,272,299, the number of votes withheld was 238,961 and the number of abstentions was 993,976.